Exhibit 99.1
FOR IMMEDIATE RELEASE: October 29, 2010
Contact:	Herbert E. Marth, Jr.
Chief Operating Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS CORE EARNINGS BEFORE ONE TIME CHARGE IMPROVED IN THIRD QUARTER

POWHATAN, VA -- October 29, 2010 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that “core earnings” improved in the third quarter 2010. Core earnings for the third quarter were $666.3 thousand, and for the year to date were $1.96 million. “Core earnings” represents a non-GAAP measure determined by taking income before income taxes and adding back any loan loss provision, OREO provision, and any impairment charges while backing out any securities gains and losses. Core earnings demonstrate that the basic or core earning engine of the bank is functioning as it should and is producing profits.

The Company’s financial performance reported for the third quarter 2010 was adversely impacted by a one-time $12.1 million non-cash charge. The charge was a result of our quarterly evaluation of deferred tax assets that concluded a 100 percent valuation allowance should be recorded given our three year cumulative loss, and the postponement of our capital raise into 2011. The Company's primary net deferred tax assets relate to 1.) losses in 2008 and 2009 on Fannie Mae and Freddie Mac preferred stock and other investment securities, 2.) allowance for loan loss expense, 3.) tax operating loss carry forwards and tax credit carry forwards. Although the Company's current financial forecasts indicate that taxable income will be generated in the future, those forecasts were not considered sufficient enough to overcome our three year cumulative loss position. Because of this valuation allowance on the deferred tax asset, the Company was not able to record an income tax benefit during the third quarter of 2010 related to the pre-tax loss. This charge generated a reported net loss of $12.1 million, and after the effect of accrued dividends of $160.6 thousand on preferred stock resulted in a net loss available to common shareholders of $12.3 million or $(4.69) per basic and diluted share compared to the third quarter of 2009’s loss of $1.05 million which after the effect of accrued dividends of $160.6 thousand on preferred stock resulted in a net loss available to common shareholders of $1.21 million or $(0.46) per basic and diluted share.

Herb Marth, Chief Operating Officer of Central Virginia Bank commented: “Despite this one-time non-cash deferred tax adjustment, which has no impact on core earnings, regulatory capital ratios, or liquidity, we continue to record steadily improving core earnings. We believe we have established an adequate reserve for potential loan losses by increasing our reserve by over $1.9 million during the third quarter, which also had a negative impact on our earnings. We have been aggressively reviewing operating expenses, looking for present and future efficiencies.” He added, “We recently postponed a planned rights and public stock offering upon the advice of our investment bankers due to market conditions. However, we are continuing to assess various capital raising alternatives and still intend to renew our efforts to obtain additional capital when the market conditions improve.

The Company’s successful implementation and execution of it's decision to shrink the Bank's assets and liabilities and thereby improve its capital position during these challenging economic times is evidenced by average loan balances declined by $20.8 million to $277.5 million, a decrease of 7.0 percent from the prior year’s comparable quarter. The investment securities portfolio averaged $104.9 million, a decrease of $49.1 million or 31.9 percent from $154.0 million in third quarter 2009. Overnight funds sold averaged $12.4 million an increase of $5.1 million from $7.3 million average in third quarter of the prior year. Total assets averaged $440.5 million, having declined by $51.5 million or 10.5 percent from $491.9 million in the prior year. Total deposits averaged $322.9 million, a decrease of $54.7 million from the third quarter 2009. Total borrowings averaged $48.3 million a decrease of $29.7 million or 38.1 percent from the prior year’s third quarter. The decline of $29.7 million in average total borrowings from $78.0 million to $48.3 million at quarter end reflects management’s strategy of reducing leverage of the balance sheet and improving our liquidity position by facilitating shrinkage of the investment portfolio.

The fully taxable equivalent net interest income in the third quarter 2010 was $3.26 million. The improvement in our net interest margin in both the third quarter and year to date 2010 is largely the result of the continuing low interest rate environment. The quarterly margin was 3.30 percent, compared to 3.06 percent in the preceding quarter and 3.29 percent in third quarter of the prior year. For the year to date, the margin was 3.08 percent in 2010 versus 2.94 percent in 2009. Total interest income for the quarter was $5.3 million while total interest expense was $2.1 million. Interest income of $5.3 million was lower by 21.3 percent from a year earlier due to sales and calls of investment securities, and declines in the total loan portfolio of $27.0 million coupled with lost earnings from having $32.5 million in non-performing assets. However, our interest expense of $2.1 million also declined by 30.9 percent from the prior year’s third quarter due to lower interest rates on deposits, and the reduction of $23.7 million in deposits and a reduction of $14.7 million in borrowings from the third quarter 2009.

Non-interest income totaled $859 thousand, an increase of $204 thousand or 31.2 percent from the prior year’s third quarter total of $655 thousand. The increase is due principally to the absence of realized losses on the sale of securities available for sale, offset by lower deposit fees and mortgage loan sale commissions, partially offset by increasing investment and insurance sales commissions, and bank card fees. The Company continues its review of all sources of non-interest income to determine if and where enhancements may be recognized in future periods.

Total non-interest expense for the third quarter 2010 was $3.60 million, a decrease of $1.68 million or 31.8 percent as compared to $5.28 million last year. Third quarter non-interest expense included:

●	Salaries and benefits totaled $1.24 million in the third quarter, a decrease of $326 thousand.
●	Loss on devaluation of other real estate owned (“OREO”) was $233 thousand compared to zero last year.
●
Other than temporary impairment (“OTTI”) was zero, based on the independent valuations we have obtained for the first three quarters of 2010, and represents  a decrease of $2.23 million from third quarter last year.

●	Legal, Professional, and Consulting fees totaled $464.8 thousand representing an increase of $347 thousand or 294 percent compared to third quarter 2009.

The Company continues to closely review all expense categories to identify opportunities where reductions may be recognized. In addition, we have already identified over $1 million in expense reductions for 2011.  Reducing growth in expenses will improve current and benefit future periods and is consistent with our goal of improving our efficiency ratio. This is evidenced by the improvement in this measure to 85.7 percent year to date from 96.0 percent year to date in the prior year.

Non-performing assets at the end of the third quarter remained unchanged at $32.5 million compared to $32.2 million at the end of the preceding second quarter of 2010 and $19.9 million in the third quarter of the prior year. The change from second quarter to third quarter resulted primarily from a decrease in OREO offset by an increase in past due loans. It appears the growth in non-performing assets may have peaked as balances have remained stable for the past two quarters.

At the end of the third quarter, we remain “well capitalized” in our tier 1 risk-based capital ratio and leverage ratio while remaining “adequately capitalized” in our total risk based capital ratio. Chief Operating Officer, Herb Marth commented:  “We are pleased with our Company’s performance, in particular the continued improvement in “core earnings” despite reporting a loss due to the one-time adjustment of deferred taxes in the third quarter. We believe we are closer to having the worst behind us. We still have good growth in core deposits and have trimmed our balance sheet. These factors have allowed us to reduce borrowings and their related expense. Overall, we feel very positive about our future.”

Jim Napier, Chairman of the Board added “We need to emphasize to everyone that this one-time charge to adjust our deferred taxes has no impact on our regulatory capital, liquidity, or core earnings, and can ultimately increase our profitability because it is recoverable in future quarters. Our mission continues: serving the needs of our customers; rewarding our shareholders; developing and supporting our employees; and giving back to the communities where we live and work. Our customers should remain confident maintaining their relationship with Central Virginia Bank. Our entire team is committed to successfully overcoming the challenges that lie ahead and emerging a stronger organization.”

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $424 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and expected or estimated future loan losses in our loan portfolios, including our belief that quarterly provision expense and quarterly total credit losses have peaked and are expected to decline; the level and loss content of nonperforming assets and nonaccrual loans; (ii) and the adequacy of the allowance for loan losses; (iii) stabilization of OTTI charges on our investment security portfolio.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:	Central Virginia Bankshares, Inc.
Website:	www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
Chief Operating Officer
Central Virginia Bankshares, Inc. 804-403-2116

Central Virginia Bankshares, Inc. Amounts in 000’s, except share data	Third Quarter (Unaudited)		Year to Date (Unaudited)
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net Income (Loss)	(12,129)	(1,051)	(13,150)	(885)
Net Income Available to Common Shareholders	(12,290)	(1,211)	(13,623)	(1,315)
Interest & Fees on Loans	4,162	4,918	12,404	13,781
Interest on Investments	1,121	1,795	3,915	5,947
Interest on Funds Sold	7	5	21	15
Interest on Deposits	1,621	2,488	5,476	7,761
Interest on Borrowings	452	512	1,388	1,836
Interest Expense	2,073	3,000	6,865	9,596
Net Interest Income	3,217	3,718	9,476	10,146
Net Interest Income (FTE)	3,264	3,803	9,657	10,231
Non Interest Income	859	655	3,023	2,997
Loan Loss Provision	1,903	968	5,123	1,893
Non Interest Expense	3,597	5,277	10,876	12,874
Average Balances: (000’s except shares outstanding)
Average Assets	440,595	491,926	456,704	500,309
Average Earning Assets	395,773	461,795	417,980	470,345
Investment Securities	104,902	153,972	119,713	162,656
Federal Funds Sold	12,388	7,337	12,690	8,935
Loans Held for Sale	975,865	2,129	1,114	1,608
Loans (net of Unearned )	277,507	298,357	284,463	297,146
Non Interest Bearing Deposits	41,895	37,630	44,917	39,431
Total Deposits	322,906	377,643	334,954	373,855
FHLB Overnight Advances	0	7,935	5,114	11,363
FHLB Term Borrowings	40,000	40,000	40,000	42,289
Fed Funds Purchased & REPO	3,144	24,944	3,758	32,920
Long term debt, Capital Trust Preferred	5,155	5,155	5,155	5,155
Average Shareholders’ Equity	27,868	32,487	27,905	29,266
Average Shares Outstanding – Basic	2,622,529	2,609,152	2,620,691	2,603,247
Average Shares Outstanding - Fully Diluted	2,622,529	2,609,152	2,620,691	2,603,247
Asset Quality:
Charged Off Loans	1,812	148	5,699	890
Recoveries	101	5	263	30
Period End: Non -Accrual Loans	24,839	9,058
Loans Past Due 90 Days or More	2,467	4,353
Other Non Performing Assets	2,165	2,981
Other Real Estate	3,000	3,510
Total Non Performing Assets	32,471	19,902
Per Share Data & Ratios:
Net Income (loss) Per Share - Basic	$(4.69)	$($0.46)	$(5.20)	$($0.50)
Net Income (loss) Per Share - Diluted	$(4.69)	$($0.46)	$(5.20)	$($0.50)
Period End Book Value Per Share	$6.09	$13.02
Return on Average Assets	(11.01%)	(0.92%)	(3.84%)	(0.24%)
Return on Average Equity	(174.10%)	(15.06%)	(62.83%)	(3.63%)
Efficiency Ratio	87.24%	118.37%	85.77%	96.00%
Average Loans to Average Deposits	85.94%	79.00%	84.93%	79.48%
Reserve for Loan Losses / Loans EOP	3.86%	1.62%
Net Interest Margin (FTE)	3.30%	3.29%	3.08%	2.94%
Period End Balances:			Core Earnings Reconciliation to Net Income
Investment Securities	95,504	122,504	Net Income	-12,129
Fed Funds Sold	17,350	6,859	Income Tax (Benefit)	10,706
Loans (net of Unearned Discount)	272,114	299,095	Loan Loss Provision	1,903
Loan Loss Reserve	(10,500)	(4,830)	OREO Provision	233
Non Interest Bearing Deposits	36,700	36,260	Impairment Charge	0
Total Deposits	354,975	378,689	Securities (Gains) Loss	-47
Borrowings	48,282	62,947	Core Earnings	666
Assets	423,684	478,780
Period End Shareholders Equity	15,975	34,044